UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2013

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2013, Catasys, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Agreements”) with several investors (collectively, the “Investors” and each, an “Investor”), including Crede CG II, Ltd. (“Crede”), an affiliate of Terren S. Peizer, Chairman and Chief Executive Officer of the Company, and David E. Smith, an affiliate of the Company, relating to the sale and issuance of an aggregate of 21,928,571 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase an aggregate of 21,928,571 shares of Common Stock, at an exercise price of $0.07 per share, for an aggregate gross proceed to the Company of approximately $1.5 million (the “Offering”). The Company anticipates based on its current cash burn rate, anticipated future enrollment and its business plan that this financing will provide the Company with sufficient capital to become cash flow positive.

Among other things, the Agreements provide that in the event that the Company effectuates a reverse stock split of its Common Stock within 24 months of the closing date of the Offering (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the Common Stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that the Company issue additional shares of Common Stock (the “Adjustment Shares”). The number of Adjustment Shares shall be calculated as the lesser of (a) 20% of the number of shares of Common Stock originally purchased by such Investor and still held by the Investor as of the last day of the VWAP Period, and (b) the number of shares originally purchased by such Investor and still held by such Investor as of the last day of the VWAP Period multiplied by the percentage decline in the VWAP during the VWAP Period. All prices and number of shares of Common Stock shall be adjusted for the Reverse Split and any other stock splits or stock dividends.

The Warrants are exercisable immediately and expire on the fifth anniversary of the date of issuance. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise).  The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in the event of stock dividends, distributions, and splits. The exercise price of the Warrants will be adjusted downwards in the event that Common Stock or Common Stock Equivalents (as such term is defined in the Agreements) are issued by the Company at a price below the exercise price of the Warrants, with certain exceptions. In the event that Adjustment Shares are issued, the number of shares that may be purchased under the Warrants shall be increased by an amount equal to the Adjustment Shares. In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP Period is less than the exercise price prior to the VWAP Period.

In the aggregate, Crede invested approximately $1.2 million in the Offering. After giving effect to the Offering, Mr. Peizer beneficially owns approximately 74.9% of the Common Stock of the Company, including shares underlying options and warrants (or approximately 61.5% on a fully diluted basis). Mr. Smith invested $228,000 in the Offering and after giving effect to the Offering, Mr. Smith beneficially owns approximately 38.4% of the Common Stock of the Company, including shares underlying warrants (or approximately 24.0% on a fully diluted basis).

The foregoing descriptions of the Agreements and the Warrants do not purport to be completed and are qualified in their entirety by the documents, which are attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Common Stock and the Warrants are hereby incorporated by reference. The Common Stock and the Warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under Securities Act of 1933, as amended.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this Form 8-K are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies and intense competition and substantial regulation in the health care industry, our ability to execute our business plan, our financial position and liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits.

No.	Description
4.1	Form of Warrant, dated April 10, 2013.
10.1	Form of Securities Purchase Agreement, dated April 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: April 12, 2013	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer